Exhibit 99.1
Capital Trust Management Conference Call
April 4, 2011
10:00 AM ET

Operator:	Hello and welcome to the Capital Trust, Inc. management conference call. Before we begin, please be advised that the forward-looking statements contained on this conference call are subject to certain risks and uncertainties including, but not limited to, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to Steve Plavin, CEO of Capital Trust.

Steve Plavin:	Thank you. Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last Thursday, we announced the comprehensive restructuring of all of the Company’s outstanding recourse debt obligations and also reported our results for the fourth quarter and the full year via our 10-K filing. Geoff will take you through the quarterly and full year results as well as through the architecture of the restructuring in greater detail. My remarks will focus on why we restructured and what the restructuring accomplishes for CT.

The balance sheet investments that we made during the peak of the market, as well as the debt that we used to fund them, have been under great pressure since the market downturn. By year-end 2008, we had met over $200 million in margin calls and the properties underlying our loans and securities were continuing to trend downward. As a result, in March 2009, we completed an interim restructuring that enabled CT to stabilize its liabilities, in particular the recourse repos, for a 2-year period of time subject to debt reduction hurdles that we achieved. In recent quarters, property values have begun to recover however we knew that the extent of recovery necessary for many of our assets was greater than what could be achieved within the term of our senior recourse indebtedness. So commencing early in 2010, we embarked on a plan to restructure our liabilities, to reduce debt and provide for the time necessary to collect our assets and avoid being forced to sell them prematurely at deep discounts. We sought a permanent solution whereby our post-restructure liabilities would not require further extension or amendment if the legacy assets, under our management, perform as we expect, with reasonable margin for any unanticipated market or asset-specific issues. We also sought to eliminate all legacy recourse to Capital Trust, Inc., so that new capital raised and investments made at CT would not be subject to the legacy liabilities.

We considered many structural alternatives and several different capital sources to fund our plan before reaching agreement with Five Mile Capital Partners on a mezzanine loan to a newly formed subsidiary of CT that would acquire the legacy assets subject to the repo debt. The $83 million Five Mile loan funded the cash cost to extinguish the senior credit facility and junior subordinated notes, which had a combined balance of $242 million, as well as a pay down to the repo providers and other transaction costs. By raising the new capital at this subsidiary level rather than at the parent, CT common shareholders were not diluted and our NOL’s were preserved- although CT’s ownership interest in the legacy assets was reduced by the economic participation in the new subsidiary of Five Mile and the former holders of the senior credit facility and junior subordinated notes.

This form of restructure also enabled CT to maintain full economic and management control of CT Investment Management Co, or CTIMCO, our wholly-owned subsidiary that manages its parent, the four CT sponsored private equity funds, the four CT CDO’s and one third-party sponsored CDO, the new legacy asset subsidiary, and loan workouts and restructurings as a CMBS special servicer. We have maintained all of the capabilities of our platform and are now very well positioned to continue our capital raising, investing and asset management activities

Throughout the restructure process, our finance, accounting and capital markets teams led by Geoff Jervis demonstrated great effort; structural creativity; command of a myriad of highly technical REIT, tax and accounting details; and the perseverance necessary to complete a complex transaction that required the unanimous consent of well over a dozen transaction counterparties with differing motivations that had to agree on structure, economics and documents and close simultaneously. I would also like to thank Five Mile and all of the other parties involved in the transaction.

With that, I will turn the call over to Geoff to run through the restructuring in greater detail as well as the quarterly and full year results.

Geoffrey Jervis:	Thank you Steve and good morning everyone.

Before we get into the restructuring, I want to spend a moment on Q4 and full year 2010 results that were filed in our Form 10-K on Thursday afternoon.

For the fourth quarter, we recorded net income of $9.9 million or 44 cents per share. The quarter’s income was driven by $9.7 million of operating income from the loan and securities portfolios, $5.4 million of other revenues derived primarily from our investment management subsidiary, CTIMCO, $7.6 million of net loan loss recoveries, all offset by $10.7 million of securities impairments and G&A of $4.6 million.

For the full year, we recorded a net loss of $185.3 million or negative $8.28 per share. The year’s loss was driven by $34.8 million of operating income from the loan and securities portfolios, $15 million of other revenues derived primarily from CTIMCO, offset by $221 million of net loan losses and securities impairments and G&A of $18.8 million.

At year end, total assets on the balance sheet stood at $4.1 billion, down $115 million from Q3 as the portfolio continued to experience repayments. Total liabilities were $4.5 billion and shareholders’ equity was negative $411 million. On a per share basis, based upon 22.4 million shares outstanding, book value per share was negative $18.33.

Obviously, our balance sheet presentation continues to be impacted by the adoption of FAS 167 in Q1 2010 as evidenced by the fact that while we made no new balance sheet investments between year end 2009 and year end 2010, our new consolidation regime required us to book over two billion dollars of new assets and liabilities — doubling the size of our balance sheet. As we move forward, we will be making supplemental disclosures that will more clearly show what we believe to be our true economic portfolio, net of excessive consolidation, as well as allow investors to track the financial performance of the newly restructured company.

As Steve discussed, last Thursday, we closed a transaction that restructured 100% of the Company’s recourse liabilities. In order to understand the restructuring, a brief summary of pre-restructure CT is helpful.

Capital Trust has two primary lines of business, the Balance Sheet Investment Portfolio and Investment Management.

The Balance Sheet Investment Portfolio can be divided into the CDO financed portfolio and the repo financed portfolio.

First, our CDOs, our four balance sheet CDOs represent term matched, non recourse financing for their collateral assets and, as we have mentioned in the past, these CDOs have all triggered cash flow redirection provisions. From an economic standpoint, we believe that only CT CDO III has any real prospect for a recovery to the classes owned directly by us.

Our repurchase financings, provided by JP Morgan, Morgan Stanley and Citigroup, were all previously restructured in 2009 and represented full recourse liabilities with material restrictive covenants. Most important, these facilities had a stated maturity date of March 16, 2011. On Thursday, the three repos had an aggregate balance of $340 million and were secured by 39 loan and security positions with an aggregate face value of $797 million, adjusted book value of $528 million, and a fair value, using 12/31 marks, of $421 million. Absent a restructuring, these contracts would have matured and all of the collateral assets were at risk of seizure by these lenders.

Our second line of business is Investment Management, run through our wholly owned subsidiary, CT Investment Management Co. or CTIMCO. CTIMCO employs all of the staff at CT, manages its parent, four third party capitalized private equity funds, five CDOs (inclusive of the four balance sheet CDOs) and is a rated special servicer. In 2010, CTIMCO earned revenues of $16.7 million from its clients, made investments for its private equity accounts totaling $306 million, and, at year end, had $6.5 billion of assets under management. In addition to management contracts, our Investment Management Business also includes a co-investment in our opportunity fund, CT Opportunity Partners I, where we have committed to invest $25 million, of which we have funded $10.1 million.

Above our two business lines, CT had two types of corporate level, recourse debt — a $98 million senior credit facility and $144 million of junior subordinated notes. Both of these liabilities were also restructured in March 2009, with the senior credit facility maturing March 15, 2011.

As Steve mentioned, to meet the goals of our restructuring we had to reduce the amount of leverage in the portfolio, amend the terms and extend the duration of the remaining leverage in order to match the anticipated collection timeframe for the Legacy Assets and to create an economic interest in the recovery for Capital Trust.

Our restructuring involved contributing all of the assets in our Balance Sheet Investment Business, with the exception of CT CDOs 1, 2 and 4, to a newly formed subsidiary, CT Legacy REIT or Legacy REIT. We own 52% of Legacy REIT, with the balance owned by new and former lenders as I will describe in a moment.

Liabilities of Legacy REIT include the repos and a new mezzanine loan — neither of which are recourse to Capital Trust, Inc.

The repos, formerly $340 million, were paid down by 10%, or $34 million, and received slight increases in rate in return for extending their maturity dates to 2013 and 2014 (subject to repayment hurdles), eliminating recourse to Capital Trust, Inc., eliminating any margin call or mark to market provisions and eliminating financial and operating covenants except for keyman covenants that apply to the executive officers.

The new mezzanine loan, provided by affiliates of Five Mile Capital, is an $83 million loan secured by the “equity” in each repo line, as well as CT CDO III and a small amount of assets that had been unencumbered pre-restructuring. The mezzanine loan has a five year term, carries an interest rate of 15% (8% current and 7% pikable), and is fully prepayable without penalty.

Affiliates of Five Mile Capital also received a 24% ownership interest in Legacy REIT. Proceeds from the mezzanine loan were used to (i) fund the paydown of the repos, (ii) fund the cash component of the extinguishment of the senior credit facility and the junior subordinated notes (as I will more fully describe) and (iii) pay transaction costs and expenses.

On Thursday, the Company’s $98 million senior credit facility was fully satisfied in exchange for a cash payment of $22.9 million, a 24% equity interest in Legacy REIT, and $2.8 million of Secured Notes issued by subsidiaries of CT and secured by its ownership in Legacy REIT, as more fully described in my remarks.

The Company’s $144 million of junior subordinated notes were also fully satisfied in exchange for a cash payment of $4.6 million, subordinate common stock of Legacy REIT and $5.0 million of Secured Notes. The subordinate common stock entitles its holders to receive approximately 25% of the payments due to Capital Trust from its equity position in Legacy REIT, after aggregate cash distributions of $50 million have been paid to all other classes of common equity.

After the dust settled, Legacy REIT has 44 loan and security positions with a face value of $837 million, adjusted book values, excluding CDO 3, of $530 million and a fair value, again, using 12/31 marks, of $427 million. Liabilities of Legacy REIT total $388 million in the form of $305 million of repurchase obligations and an $83 million mezzanine loan. CT Legacy REIT is owned 52% by Capital Trust, 24% by Five Mile and 24% by the former senior credit facility lenders. The entity is precluded from making any dividend payments until the repos and the mezzanine loan are paid in full.

Capital Trust’s specific ownership position is subject to $7.8 million of Secured Notes owned by the former senior credit facility lenders and junior subordinate noteholders (prepayable for $11.7 million), ...and the subordinate common stock owned by the junior subordinate noteholders.

At the end of the day, Capital Trust owns its interest in Legacy REIT, owns 100% of its Investment Management Business, including its co-investment in CT Opportunity Partners, has cash of $28 million and net NOLs of approximately $123 million, all without any recourse liabilities.

As Steve mentioned, we believe that CT is now stable, with a potential for meaningful upside in its Legacy Assets. It is important to note that all of this was accomplished without diluting Capital Trust’s shareholders through the issuance of CT stock to any restructuring participant.

Before I turn it back to Steve, I would like to thank all of the members of the finance and capital markets teams, especially Douglas Armer who runs capital markets for the Company.

And with that, I will turn it back to Steve.

Steve Plavin:	Thanks Geoff. John, please open the call for questions.

Operator:	At this time, if you would like to ask a question, please press the “star” and “one” on your touchtone phone. If your question has been answered or you wish to withdraw yourself from the queue you may do so at any time by pressing the “pound” key. Once again, it’s “star” and “one” to ask a question. We’ll pause momentarily to allow questions to enter the queue.

Operator:	Our first question comes from Brent Christ with Sirios Capital. Please go ahead.

Brent Christ:	Good morning, guys.

Steve Plavin:	Good morning

Brent Christ:	Just a quick question in terms of thinking about the earnings stream. I guess from the legacy CT versus what’s being transferred over to NewCo [Legacy REIT]...could you walk through what portions are retained by CT, whether its the management fees, the new dividend payment that you make, the mezzanine loan and any other expenses or revenues versus the portion that’s transferred into the new company?

Geoffrey Jervis:	Sure, I’ll take a crack at it. First, let’s start with our interest in Legacy REIT. We do have a class of preferred shares that we own that gives us a payment of $7.5 million for almost the next two years out of that portfolio. Other than that, however, our common stock position won’t receive any cash flow from it until all of the debt is repaid at Legacy REIT, which is a future event.

With respect to CT, other than the $7.5 million, we have 100% of our management fees that we have earned before the restructuring (all the private equity, CDO and special servicing fees). We retain the G&A in the Company, although the G&A that was stated in the 10K contains non-recurring restructuring costs, and we also have the net operating loss position which is an offset to any future income.

Brent Christ:	So to think about it, there are the management fees which are offset partially by the G&A and the $7.5 million of preferred interest but you first have to cover some other obligations before you can start receiving that?

Geoffrey Jervis:	Actually, the obligations I mentioned in my remarks are the Secured Notes, which do not have a current cash component. The Secured Notes just receive payments that we would otherwise receive on our equity interest in Legacy REIT until they are satisfied. Therefore, there is no cash interest expense component to the Company due under the Secured Notes until cash actually starts to flow from the common equity in CT Legacy REIT. So, again, it’s difficult to talk about because of the [FAS 167] consolidation, but we really have no cash debt service requirement at Capital Trust if you exclude the CDOs, which are compartmentalized, the Legacy REIT, which is compartmentalized, and the Secured Notes that will appear on our balance sheet as liabilities, but have no cash debt service requirements until we receive cash flow from the equity interest in Legacy REIT. So, no debt service at CT.

Brent Christ:	Got you, okay. So, when you boil all that together, is the legacy part — I guess not the non-CT legacy REIT, the old company as we knew it, is it profitable on an ongoing basis or is it reliant on earnings from CT Legacy REIT?

Geoffrey Jervis:	It is — if you look at it going backwards, it is slightly profitable and obviously in the context of our old restructuring that’s a dramatic improvement. It has no recourse liabilities, which means that it should be a clean vessel for future endeavors. As Steve and I discussed in our remarks, there is significant upside potential in the legacy portfolio, which will be realized once the legacy liabilities and the new mezzanine loan are repaid.

Brent Christ:	Alright. Thanks a lot.

Operator:	And it appears at this time we have no further questions at this time.

Steve Plavin:	Thank you, John. Thank you everyone for joining

Operator:	And this concludes your teleconference for today. We thank you for joining. You may now disconnect your lines and please have a great day.
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